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                                   EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         MARTINIQUE VENTURES CORPORATION
                                      DATED
                                FEBRUARY 18, 1988


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                               Book 0111 Page 238

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MARTINIQUE VENTURES CORP.

FIRST:   The name of the Corporation is MARTINIQUE VENTURES CORP.

SECOND: Its registered office and place of business in the State of Delaware is to be located at 410 South State Street in the City of Dover, County of Kent. The Registered Agent in charge thereof is:

XL CORPORATE SERVICES, INC.

THIRD:   The nature of the business and the objects and purpose proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, via:

         The purpose of the corporation is to engage in any lawful act of activity for which corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue Five Hundred million (500,000,000) shares at $.001 Par Value.

FIFTH:   The name and address of the incorporate is a follows:

         Rita J. Deakins

         410 South State Street

         Dover, Delaware 19901

SIXTH:   The Directors shall have power to make and to alter or amend the
By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

         With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.


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                               Book 0111 Page 239

         The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right except as conferred by the law or the By-Laws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

         It is the intention that the objects, purposes and powers specified in the THIRD paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, of (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 18th day of February, A.D., 1988.

                           /s/ Rita J. Deakins


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STATE OF DELAWARE          }

KENT COUNTY                }

         RECORDED in the Office for the Recording of Deeds, Etc, at Dover, In and for the said County of Kent, In Corp. Record 0 Vol. 111 Page 237 Etc., the 19th day of February, A.D., 1988.

WITNESS my hand and the Seal of said office.

                                    /s/ Michael T. Scuse, Recorder


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